Exhibit 99.1

LANTRONIX REPORTS SECOND QUARTER FISCAL 2008 RESULTS

IRVINE, Calif., February 7, 2008 -- Lantronix, Inc. (Nasdaq: LTRX), a leader in device networking and data center management technologies, today announced financial results for the fiscal quarter ended December 31, 2007.

“We are pleased to report results for the second fiscal quarter that are at the high end of our January 24th preannouncement,” stated Reagan Y. Sakai, interim Chief Executive Officer and Chief Financial Officer of Lantronix, Inc. “Our performance was driven by revenue growth across all strategic product lines and reflects the initial impact of process improvements and initiatives launched in the quarter. These are important first steps as we work to transition into a customer and partner-centric organization. In doing so, we will continue to leverage our existing product portfolio to address the needs of the device networking market while also developing complementary solutions with large market opportunities.”

Lantronix announced that effective with its fiscal quarter ended December 31, 2007, it will no longer report net revenues in the categories of Total Device Networking net revenues and Non-core net revenues in our earnings releases. With its non-core products now collectively accounting for less than 10% of total net revenues and its Device Networking sales generating substantially all of net revenues, Lantronix believes a combined net revenue figure more accurately depicts its performance and will provide the best basis for comparison among present, historical and future periods.

Fiscal Quarter Ended December 31, 2007 Financial Results

For the fiscal quarter ended December 31, 2007, Lantronix reported net revenues of $15.3 million, an increase of approximately 3% compared to $14.8 million for the fiscal quarter ended December 31, 2006. Lantronix reported net income for the fiscal quarter ended December 31, 2007 of $1.0 million, or $0.02 per basic and diluted share, compared to net income of $87,000, or $0.00 per basic and diluted share, for the fiscal quarter ended December 31, 2006.  Net income for the fiscal quarter ended December 31, 2007 included $104,000 of other income related to the sale of marketable securities and $169,000 tax benefit related to the recovery of a foreign tax liability.  Net income for the fiscal quarter ended December 31, 2006 included $700,000 of other income related to the sale of its interest in Xanboo.

Gross margins were 51.5% for the fiscal quarter ended December 31, 2007, compared with 49.9% for the fiscal quarter ended December 31, 2006. The increase in gross profit margin percent was attributable to product mix and higher absorption of fixed manufacturing costs.

Total operating expenses were $7.1 million for the fiscal quarter ended December 31, 2007 compared to $8.0 million for the fiscal quarter ended December 31, 2006.

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Selling, general and administrative expense for the fiscal quarter ended December 31, 2007 decreased 12% to $5.3 million from $6.1 million for the fiscal quarter ended December 31, 2006.

Research and development expense for the fiscal quarter ended December 31, 2007 decreased 7% to $1.8 million from $1.9 million for the fiscal quarter ended December 31, 2006.

Balance Sheet Highlights

At December 31, 2007, Lantronix had cash, cash equivalents and marketable securities of $7.2 million compared to $7.7 million at June 30, 2007. Working capital was $5.9 million at December 31, 2007 compared to $5.6 million at June 30, 2007.

Concluded Mr. Sakai, “Looking ahead, we remain committed to the device networking marketplace and believe that the current transition requires evolutionary rather than wholesale change.  Our goal is to generate accelerating revenue growth and more consistent financial performance underpinned by established products such as WiPort and XPort and newer, larger market opportunity solutions such as Spider and ManageLinx. With a well-established and diversified installed customer base and market-leading technology supported by a solid financial foundation from which to execute on our growth plans, our success is well within reach.”

Third Quarter Fiscal 2008 Financial Outlook

Entering its seasonally-slower third fiscal quarter ended March 31, 2008, Lantronix expects net revenues to increase by 8% to 11% year-over-year or between $14.3 million and $14.7 million from $13.3 million in the third fiscal quarter 2007.  Gross margins are expected to be in the range of 50% to 52%.  Total operating expenses are estimated to be between $7.4 million and $7.6 million, reflecting strategic headcount additions and investments made in sales & marketing as part of Lantronix’ customer and partner-centric initiatives.  Lantronix expects fully diluted earnings (loss) per share of $0.00 to $(0.01).  Lantronix expects cash to remain flat to down $500,000 at March 31, 2008.

Conference Call and Webcast

Management will conduct a conference call with simultaneous webcast today at 5:00 p.m. Eastern time. Interim Chief Executive Officer and Chief Financial Officer Reagan Sakai will be on the call to discuss second quarter results and answer questions.

Interested parties may participate in the conference call by dialing 800-299-7928 (International dial-in 617-614-3926) and entering passcode 15499089. The live webcast of the conference call may be accessed by visiting About Us: Investor Relations: Presentations at the Lantronix web site at http://www.lantronix.com.

A telephonic replay of the conference call will be available through March 7, 2008 by dialing 888-286-8010 (international dial-in 617-801-6888) and entering passcode 82493130. The webcast will be archived on the Company's web site for twelve months.

About Lantronix
Lantronix, Inc. (Nasdaq: LTRX) is a leading innovator in device networking technology. Lantronix specializes in wired and wireless hardware and software solutions that allow virtually any electronic product to be network-enabled in order to remotely access, monitor and control it over a network or the Internet. The Lantronix Device Network Architecture (DNA) includes Device Enablement solutions which provide a direct network connection to equipment and machines for remote monitoring and control, and Management and Control solutions which extend the ability to remotely manage IT equipment and literally thousands of networked devices, regardless of location, from a central point of access. Lantronix provides customizable technologies and solutions that  are used by original equipment manufacturer (OEMs) design engineers to network-enable their products, IT administrators to manage data center and network infrastructure, and systems integrators to provide complete, remote device management solutions for their customers. With nearly two decades of networking expertise and more than 30,000 customers worldwide, Lantronix solutions are used in every major vertical market including security, industrial and building automation, medical, transportation, retail/POS, financial, government, consumer electronics/appliances, IT/data center, and pro-AV/signage. The company’s headquarters are located in Irvine, California. For more information, visit www.lantronix.com.

This news release contains forward-looking statements, including statements concerning the depiction of our net revenues to provide a better comparison among present, historical and future periods, the success of our growth plans, and expectations about third quarter net revenues, gross margins, total operating expenses, net income and cash. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that could cause actual reported results and outcomes to differ materially from those expressed in the forward-looking statements. Factors that could cause our expectations and reported results vary, include, but are not limited to: final accounting adjustments and results; quarterly fluctuations in operating results; our ability to identify and profitably develop new products that will be attractive to its target markets, including products in our device networking business and the timing and success of new product introductions; changing market conditions and competitive landscape; government and industry standards; market acceptance of our products by our customers; pricing trends; actions by competitors; future revenues and margins; changes in the cost or availability of critical components; unusual or unexpected expenses; and cash usage including cash used for product development or strategic transactions; and other factors that may affect financial performance. For a more detailed discussion of these and other risks and uncertainties, see our SEC filings, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and our Annual Report on Form 10-K for the year ended June 30, 2007. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Contacts:

Lantronix, Inc.
Reagan Y. Sakai, Interim CEO and CFO
(949) 453-3990

The Piacente Group
Sanjay M. Hurry (Investor Relations Counsel, Lantronix)
(212) 481-2050
sanjay@tpg-ir.com

– Tables to Follow –

LANTRONIX, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(In thousands, except per share data)
Net revenues (1)	$15,277	$14,829	$28,331	$27,343
Cost of revenues (2)	7,414	7,429	14,027	13,336
Gross profit	7,863	7,400	14,304	14,007
Operating expenses:
Selling, general and administrative	5,331	6,057	11,610	11,555
Research and development	1,758	1,882	3,526	3,600
Litigation settlement costs	-	75	-	90
Amortization of purchased intangible assets	18	18	36	36
Total operating expenses	7,107	8,032	15,172	15,281
Income (loss) from operations	756	(632)	(868)	(1,274)
Interest (expense) income, net	(61)	1	(80)	7
Other income, net	120	730	131	727
Income (loss) before income taxes	815	99	(817)	(540)
(Benefit) Provision for income taxes	(168)	12	(147)	24
Net Income (loss)	$983	$87	$(670)	$(564)

Basic - net income (loss) per share	$0.02	$0.00	$(0.01)	$(0.01)

Diluted - net income (loss) per share	$0.02	$0.00	$(0.01)	$(0.01)

Basic - weighted average shares	60,088	59,562	60,015	59,413

Diluted - weighted average shares	60,542	60,196	60,015	59,413

(1) Includes net revenues from related party	$211	$302	$502	$581

(2) Includes amortization of purchased intangible assets	$8	$4	$13	$6

LANTRONIX, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2007	2007
	(In thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$7,224	$7,582
Marketable securities	-	97
Accounts receivable, net	3,260	3,411
Inventories, net	9,963	10,981
Contract manufacturers' receivable	1,001	1,270
Prepaid expenses and other current assets	456	578
Total current assets	21,904	23,919

Property and equipment, net	2,097	1,911
Goodwill	9,488	9,488
Purchased intangible assets, net	435	485
Officer loans	94	129
Other assets	70	26
Total assets	$34,088	$35,958

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$8,749	$11,017
Accrued payroll and related expenses	2,342	1,993
Warranty reserve	342	446
Accrued settlements	1,057	1,068
Other current liabilities	3,541	3,808
Total current liabilities	16,031	18,332
Long-term liabilities	235	256
Long-term capital lease obligations	626	142

Commitments and contingencies

Stockholders' equity:
Common stock	6	6
Additional paid-in capital	185,814	184,953
Accumulated deficit	(169,069)	(168,173)
Accumulated other comprehensive income	445	442
Total stockholders' equity	17,196	17,228
Total liabilities and stockholders' equity	$34,088	$35,958

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